Exhibit 99.6

UNITED COMMUNITY FINANCIAL CORP.

NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depository or other nominee holder of subscription rights (the “Subscription Rights”) to purchase shares of common stock, no par value (“Common Stock”) of United Community Financial Corp. (“UCFC”) pursuant to the rights offering (the “Rights Offering”) described and provided for in UCFC’s registration statement on Form S-1, as amended, and final prospectus dated                     , 2013 (the “Prospectus”), hereby certifies to UCFC and Registrar and Transfer Company, as subscription agent of the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Subscription Rights specified below pursuant to the basic subscription privilege and on behalf of beneficial owners of Subscription Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the over-subscription privilege, listing separately below each such exercised basic subscription privilege and the corresponding over-subscription privilege (without identifying any such beneficial owners), and (2) each such beneficial owner’s basic subscription privilege has been exercised in full if shares are subscribed for pursuant to the over-subscription privilege:

Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Privilege	Number of Shares Subscribed for Pursuant to the Over-Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information, if applicable:

Depository Trust Company (“DTC”) Participant Number

Participant Name

DTC Basic Subscription Confirmation Number(s)

Name of Broker, Custodian Bank, Trustee, Depository or Other Nominee

By:

Name:

Title: